EXHIBIT 99.2

                       Transcript of
                       NIKE, INC (NKE)
                  NIKE, INC Conference Call
                      October 23, 2007

PARTICIPANTS
Pamela Catlett - Vice President, Investor Relations
Mark Parker - President and Chief Executive Officer
Don Blair - Chief Financial Officer


Operator:
Good afternoon everyone. Welcome to today?s conference call with NIKE Management. For those of you who need to reference NIKE?s press release, you?ll find it at www.NIKEbiz.com. Leading today?s call will be Pamela Catlett, Vice President, Investor Relations. Before I turn it over to Ms. Catlett, let me remind you that participants of this call are going to make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K and 10-Q. Now I?d like to turn the conference over to Ms. Pam Catlett, Vice President of Investor Relations. Thank you, Ms. Catlett. You may begin.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
Good afternoon everyone, and thank you for joining us today. Earlier today, NIKE issued a press release regarding the agreement we reached to acquire Umbro. The press release and the associated U.K. filings are, or will soon be available at NIKEbiz.com. We?re conducting this call today to discuss this development, and participants in the call include Mark Parker, NIKE, Inc.?s President and Chief Executive Officer, and our Chief Financial Officer, Don Blair. Mark Parker will provide brief remarks and then we will take a limited number of your questions.

Now as many of you know, it?s not our practice to provide inter-quarter business performance or financial updates, and we don?t intend to do so today. We are also restricted in what may be discussed by the U.K. take-over rules, and accordingly, we have a representative of Merrill
Lynch observing the call.   So as we take your questions, we ask you to
respect both our policy and practices in this regard. With that, I?d like to introduce NIKE, Inc.?s President and Chief Executive Officer, Mark Parker.

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Thanks Pam. Hello everyone and thanks for joining us on the call today. Earlier this year we outlined a growth strategy for NIKE, Inc. that we believe will take us to $23 billion in revenue by fiscal year 2011. Part of that strategy is shaping and managing a dynamic portfolio of affiliate brands that we expect to contribute 25% of that growth. Another important part is our focus on effectively deploying our capital against the highest return opportunities.

Today we?re announcing a great example of those two strategies. NIKE, Inc. has made an all-cash offer to acquire Umbro, a leading global footwear brand . . . football brand, I?m sorry, based in the United Kingdom. The Board of Directors of Umbro, which is listed on the London Stock Exchange, intends to unanimously recommend that shareholders accept the offer valued at approximately $582 million dollars, or 195 pence per share. In the sport of football, Umbro has a tremendous relevance, growing the businesses in both developed and emerging markets around the world. They have deep connections with key teams, athletes, consumers, and with the English Football Association. The EFA is the federation that controls the English National Football Team, one of the most popular national teams in the world. This contract is the crown jewel of their sports marketing assets, and provides exclusive rights to be the equipment supplier and licensee of branded FA apparel until 2014. Since the early 1990?s, NIKE?s football business has grown from about $40 million to approximately $1.5 billion. Aligning Umbro with the NIKE football in this way gives us even more competitive flexibility to segment and grow the market, expanding the game and our share of football worldwide.


Acquiring Umbro fits into the NIKE, Inc. growth strategy for many reasons. Football is the key growth category for NIKE. It?s a lifetime passion for millions of athletes and fans all over the world, more than any other sport. It?s the number one sport in many of the key markets we?re targeting outside the U.S. This includes the U.K. which is the number one football market in the world, and also has one of NIKE?s largest markets. Football is also a dominant sport category in many fast-growing emerging markets such as Russia, Central and Eastern Europe, and Latin America. The more we extend our reach in football, the more competitive we are in these key regional country and city level markets. Umbro and NIKE also have complementary brand positions. NIKE is a premium performance brand focused on delivering unique and innovative consumer experiences across footwear, apparel and equipment. Umbro is a brand with a deep and powerful connection to the heritage of football built over 70 years. They?re a highly relevant brand with traditional football consumers, especially in team kits and other apparel.

Working together, NIKE and Umbro mirror the reach and flexibility of our successful strategy in the basketball category. We are able to compete very effectively by leveraging a portfolio of three major brands: NIKE Basketball, the Jordan brand, and Converse, growing each individual brand, the market and our share at the same time. Since acquiring Converse in 2003, we?ve grown that business at a compound rate of 22%. In fiscal year 2007, Converse revenues grew over 20% to surpass $550 million. Not only does Converse continue to generate shareholder value, it?s a very effective vehicle for segmenting and serving the basketball and broader lifestyle consumer. That?s good for the consumer on and off the court, and good for NIKE.

And like other brands in NIKE?s portfolio, Umbro will benefit from NIKE?s expertise in product innovation, design and development, sourcing and supply chain efficiencies, financial strength, and sports marketing expertise. By driving profitable growth of the Umbro brand, we believe we can deliver a positive return on our investment and create value for shareholders of NIKE, Inc. Bringing Umbro into the NIKE family of brands shows how we are acting on the very core of our growth strategy, which is to leverage our resources against the highest growth opportunities. This is true at the category level in key geographies around the world and in proactively seeking out relevant acquisitions.

Finally, we plan to run the company as a stand-alone brand rather than incorporate it into NIKE. As such, Umbro?s head office and brand infrastructure will remain in the U.K. While I?m sure the details of this acquisition have made news today, this move from NIKE should not take anyone by surprise. This is exactly the kind of effective capital deployment that we promised when we shared our growth strategy with the investment community earlier this year.

I?m very excited about NIKE and Umbro working together, each helping the other reach its full potential. This is a significant step in expanding the competitive stature of NIKE in global football and our industry. I think this is a win for these two great brands, and for the athletes and fans of the world?s biggest game.

And with that, Don Blair and I will be happy to take your questions.

Operator:
Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question, you may press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. Please note that for participants using speaker equipment, it may be necessary to pick up your handsets before pressing the * keys.

Our first question comes from the line of Kate McShane with CitiGroup. Please proceed with your question.

<Q>:  Hi.  Thanks very much.  When do you expect this deal to close?
And are you guiding if this will be dilutive or accretive in this year?s earnings?

Don Blair - NIKE, Inc. - Chief Financial Officer:
Kate, we expect that if everything goes as planned, this deal would probably close early spring to late spring next year. There are quite a few administrative steps that would need to take place, as well as certain regulatory approvals. And at this stage, we do not expect in the first year or so that this would have a material impact on earnings per share, but obviously our belief is that this is an engine for profitable growth going forward.

<Q>:  Okay.  And on an unrelated question.  Umbro has licenses right now, from what I understand, to Dick?s Sporting Goods exclusively and Sports Direct exclusively. Is this something-- Do you plan to continue with these relationships? And does this limit the growth potential in any areas? And what will be the strategy about licensing going forward?

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Yeah. We have no plans to materially affect the relationship between Umbro and Dick?s Sporting Goods in the U.S. here, or Sport Direct in the U.K. NIKE and Umbro have very good relationships with both accounts, and we continue to look for opportunities to grow our business with these accounts going forward.

<Q>:  Okay.  Thank you.

Operator:
Our next question comes from the line of Robby Holmes, with Banc of America. Please proceed with your question.

<Q>:  Oh thanks.  Two quick questions.  I guess the first one is could you walk us through how you think about the seasonality of this business, Umbro, that you?re buying on the license apparel jersey side? So, should we expect the revenues for Umbro to rebound pretty significantly due to EuroCup in 2008, and then sort of be down in 2009, and then up again due to World Cup, etc.? Is this sort of a volatile up-and-down business? And the second question is just can you walk us through, you know, why you would buy Umbro versus trying to organically get NIKE brand into these businesses? Is it just because you?re thinking Umbro is a much lower price-point business you want to be in? Or was there some other barrier to NIKE taking share from Umbro? Thanks.

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Yeah, hi Robby. First of all, we see great growth opportunity with NIKE and Umbro. Let me take the second part of your question first, and then I?ll go back to the first. I use the example of NIKE and Converse in basketball. Actually NIKE, Converse and Jordan. I think with Umbro we have a chance like we do with Jordan and Converse and NIKE in basketball, to grow our share, more effectively segment our football markets around the world, and differentiate our position, eventually actually looking at more growth potential in the sport, which is the largest and most popular sport on the planet. But having a couple of brands in the portfolio to kind of attack this core category opportunity for us is a real plus. Both have complementary positions. I think NIKE is in a position to truly leverage more differentiation within the Umbro brand. Certainly they have a rich heritage, over 70 years. Converse, on the other side, is approaching their 100 year anniversary. A very rich heritage to draw from, to leverage both in performance and also in football-based lifestyle, like Converse in basketball and basketball-based lifestyle as well. The introduction of kits always has an impact on the business. You see peaks, you know, the surges in sales during those times when new kits are introduced around, you know, the European championships or World Cup. So we expect that to continue. But our goal is to work with Umbro to further diversify their business, balance their portfolio so to speak so it?s not so completely reliant on the England National Team kit. We think they have great opportunity to expand their presence in branded apparel, to grow their footwear business, both in performance
and lifestyle, as well as the lifestyle apparel business as well.   And
then obviously some equipment opportunity for growth as well. And then geographically, obviously they?re very strong in the U.K. And we think there?s a tremendous, like NIKE, tremendous growth opportunity in emerging markets. So as Don said, it?s a very significant upside opportunity, particularly over the longer term, and we?re very committed to working with Umbro to more effectively diversify their business.

<Q>:  And the EuroCup kit business is significant.  So that as we think of one missed acquisition rolls in next year, assuming it?s on time, it should be coming in at a run rate in the license business that?s much higher than what we see right now I would assume.

Don Blair - NIKE, Inc. - Chief Financial Officer:
Well I would say at this point, Robby, that there?s not really going to be that much of an impact on our numbers for this fiscal year. You know, I think, you know, given when this thing is likely to close, I think a lot of that impact is going to be very, very small. So I would caution you in terms of thinking about large impacts to our business, particularly in this fiscal year.

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Yeah, the upside is really in the mid-to-longer term. And that?s how we?re looking at this relationship. It?s not what happens between now and the European championships. I think it?s the mid-to-longer term opportunity.

<Q>:  But just in terms of, you know, cause we?re all trying to understand what type of revenue run we could-- Because the revenue?s obviously against, you know, the comparisons last year are quite down significantly in the first half that they?ve reported. So, you know, just some sort of help on what you think the revenue run rate would be for next year as we try and incorporate it into our numbers would be great.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
You?re seeking guidance we?re not prepared to give Robby. So, if we could move on.

<Q>:  Alright.  Thanks a lot.

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Thanks Robby.

Operator:
Our next question comes from the line of Omar Saad, with Credit Suisse. Please proceed with your question.

<Q>:  Thank you.  Mark, could you elaborate a little bit on a comment you made earlier about the brand positioning. You know, I remember Umbro well from when I was a kid and playing a lot of soccer. But it seems to have faded a bit from the landscape, at least here in North America. Could you elaborate a little bit? It sounds like you?re saying that Umbro is a bit more of a heritage, a soccer heritage lifestyle brand than a kind of a premium technical brand. And can you elaborate on how you think it?s going to be positioned here in the U.S.?

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Yeah. I think, I wouldn?t just pin Umbro down into a heritage brand. Certainly it has 70+ years of rich heritage history. Again, I use the Converse example to draw from. And I think that?s both on the performance side, which Umbro is very committed to, as well as the active lifestyle side of it as well. So we?re looking at really both sides in terms of growth potential for Umbro going forward. I wouldn?t pin this down as a lifestyle brand. But clearly as, you know, as you?ve said yourself, there?s lots of great history and heritage here that we?d be neglecting in not taking advantage of, I think. And that?s a big opportunity for Umbro. But likewise, they?re also recognized as a performance brand in a bit more of a traditional sense. And I think we?ll take advantage of that opportunity certainly in the U.K., and around the world, including the U.S.A. And I think Dick?s has every intention to build that aspect of the Umbro branded business as well.

<Q>:  And then, a quick follow-up.  As you think about product development around the brand, within kind of a new consumer segmentation strategy that you?re using for the NIKE brand, will this fall under the football consumer segment that you?ve elaborated on over the past few quarters and the analysts meeting? Or is this going to be really operated separately from that?

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Yeah I think, No-- Well we?re certainly obviously focused on the football consumer here. Umbro is a football-based brand in the largest football market in the world. So that is our target. We?re not trying to take Umbro outside of football per se. You know, there?s a lifestyle opportunity that?s based in football that may transcend the sport, but again, I think the opportunity is really to draw from the position and the heritage of the brand. We just think there?s tremendous untapped opportunity in some of the product segments and in some of the key geographies, both developed and developing markets. So yeah, I mean football is the main focus. It?s the foundation.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
Are you asking how we?ll report it Omar?

<Q>:  Yeah.  How is that going to be managed and reported?  Is it going to fall under the other brands, or is it going to be managed alongside with NIKE football?

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
Yes. Yes. It will be managed within the affiliate brands, and thus reported as other businesses on our income statement.

<Q>:  Gotcha.  Great.  Thanks.

Operator:
Our next question comes from the line of John Shanley with Susquehanna. Please proceed with your question.

<Q>:  Thank you and good afternoon.  Mark, in major football markets in
Europe like the U.K, and France and Germany and so on, can you give us an idea of how the pricing and retail channel with distribution between the two brands are now going to be structured? Which part is Umbro going to play? Which part is NIKE brand going to play, in terms of the football marketplace pricing and retail channel-wise?

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Well at this stage, we?re not looking at any major differentiation from a pricing standpoint. I think there?s a tendency for some to suggest that Umbro may be a value brand. We?re not looking at it that way. We see opportunities across a broad spectrum of price points like we do with the NIKE brand. So we?re not-- And actually they have product that is quite premium priced as well, and we see that as an opportunity. Again, I think I?d look at the Converse, Jordan, NIKE brand in basketball for sort of a view as to, you know, how we see this playing out with Umbro. That said, you know, we need to sit down with the Umbro management and really try to sharpen our strategy going forward. But we?re not sitting here looking at Umbro as a value brand going into this partnership, this relationship.

<Q>:  I can see that.  But is there, is the strategy to basically use
Umbro to gain an overall greater share of market for the two brands combined?

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Oh absolutely. Oh unquestionably. Again, I think that?s one of the primary reasons for the acquisition, is to expand our presence. It gives us more of a chance to grow the market we believe, segment our position within the market, and eventually grow our share. There?s no question that that?s central to this, to our strategy here.

<Q>:  So then that makes a lot of sense.  And then also, on the distribution of the brand on the major market. Can you give us a summary of which markets, like Germany, France and Italy, U.S. and so on, Umbro controls its own distribution, and which markets are controlled through either distributors or third parties? And is there opportunity to relatively easily recapture the distribution rights in some of those markets that may be under licensing agreements?

Don Blair - NIKE, Inc. - Chief Financial Officer:
Yeah. Umbro is distributed direct in the U.K. They have joint ventures in China and France, and then the majority of the rest of the world would be a license model. And, you know, at this stage John, our point of view is that, you know, we think Umbro has a good strategy. And we think that there?s a lot we can bring to the party as well. But, you know, at this stage, we?re not, you know, contemplating radical change at this stage. We?re proceeding with the process, and we?ll have to see as we get deeper communication with the management team there.

<Q>:  Right.  Do they have the ability, Don, though at some point to recapture the--?

Don Blair - NIKE, Inc. - Chief Financial Officer:
Yes.  Yes.

<Q>:  Is that true on a global basis?

Don Blair - NIKE, Inc. - Chief Financial Officer:
Yes.

<Q>:  Super.  Thank you very much.  Appreciate it.

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Thanks John.

Operator:
Our next question comes from the line of Jeffrey Edelman with UBS. Please proceed with your question.

<Q>:  Thank you.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
Hi Jeff.

<Q>:  Hi there.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
Did you have a question?

<Q>:  Oh, I?m sorry.  I guess it was still on mute.  I?m sorry.
Everything was covered.  Thank you.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
Okay.  Thanks.

Operator:
Our next question comes from the line of Jim Duffy with Thomas Weisel. Please proceed with your question.

<Q>:  Hi.  Thank you.  A couple of questions.  First, a follow-up to
John?s question on the license territories. How are those agreements structured? And are they over particular terms whereby when an agreement expires, there may be opportunity to step in and take a direct leverage in your infrastructure?

Don Blair - NIKE, Inc. - Chief Financial Officer:
They do have terms. So the agreements are not perpetuity agreements. They do have terms that have expiration dates. And there is one exception to that, which is that the license, or the brand rights, have been sold in Japan. So this acquisition does not cover that piece of geography.

<Q>:  Okay.  And then I realize it?s probably difficult to generalize, but would the typical term for those license agreements be?

Don Blair - NIKE, Inc. - Chief Financial Officer:
I don?t want to get into that level of detail Jim, but, you know, they have a variety of different terms.

<Q>:  Okay.  And then, different questioning path.  Does Umbro have a meaningful footwear business and is this an area where you see opportunity for the brand?

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Yeah. It?s not the highest percentage of their business. And as I said before, I think it?s one of the great growth opportunities for Umbro in the U.K., and then around the world, both performance footwear as well as football-based lifestyle footwear.

<Q>:  Did you mention what it is as a percentage of the business?

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
No I didn?t.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
No we didn?t.

<Q>:  Okay.  Thanks very much.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
Thanks Jim.

Operator:
Our next question comes from the line of Virginia Genereux with Merrill Lynch. Please proceed with your question.

<Q>:  Hi.  It?s Elizabeth Suk sitting in for Virginia.  I guess my first question is can you talk about the adjustable market size here, and if you think that Umbro can, you know, grow it to be sort of a 1.5 million dollar business like, you know, your NIKE that this is. And then also, just following up on Jim?s question, I guess. I mean do you plan to sort of keep the mix of, you know, Umbro?s business sort of, I guess, a third footwear, and more than half apparel, or are you going to slow the footwear business at all.

Mark Parker - NIKE, Inc. - President and Chief Executive Officer:
Yeah. Well, I?m not going to get into speculation on the size of how big we can grow the Umbro business at this stage. I would just say it?s significant, significantly greater than what it is today. We think there?s tremendous upside overall, and in mid-to longer term. There is some low hanging fruit here I think in terms of growth opportunity. And footwear, as we just said, is definitely one of those, you know, key upside opportunities. And we?re in a great position, as you know, to leverage our expertise in footwear product creation and sourcing and supply chain to help Umbro in that respect. I won?t . . . I?m not going to give you a percentage of what I think that could be in terms of their business. But again, I think there?s significant upside.


Don Blair - NIKE, Inc. - Chief Financial Officer:
I would also point out Elizabeth, and this is in our press release as well, that because this business is largely licensed, what you see in their Audited Financial Statements is only a piece of the overall wholesale footprint of the business. The footprint of the business, according to Umbro?s Annual Report last year, was 755 million dollars roughly. So this is already a pretty good scale business around the world, and we think we can grow that.

<Q>:  Okay.  Thank you.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
We have time for one more question.

Operator:
Our last question comes from the line of Robert Samuels with JP
Morgan.  Please proceed with your question.

<Q>:  Thanks.  All my questions have been answered.

Pam Catlett - NIKE, Inc. - Vice President, Investor Relations:
Thank you. Thanks everyone for joining us today. We appreciate your interest and we will speak soon.

Operator:
Ladies and gentlemen, this does conclude today?s teleconference. Thank you for your participation. You may disconnect your lines at this time.